Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No.172 to Registration Statement No. 002-84776 on Form N-1A of our report dated February 18, 2015 relating to the financial statements and financial highlights of Fidelity Advisor Mid Cap II Fund, a fund of Fidelity Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended December 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2015